Exhibit 4.2

THE WARRANTS AND THE SECURITIES REPRESENTED BY THE WARRANTS HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THEY ARE REGISTERED AND QUALIFIED IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION SHALL APPLY.

This WARRANT AGREEMENT (this “Agreement”) dated as of August 11, 2022 (the “Effective Date”), is entered into by and between Chicken Soup for the Soul Entertainment, Inc., a Delaware corporation, as issuer (the “Company”) and HPS Lenders (such entities, or their successors or permitted assignees, each a “Holder”, and collectively, the “Holders”).

W I T N E S S E T H

WHEREAS, on May 10, 2022, the Company entered into a Merger Agreement (as amended from time to time, the “Merger Agreement”) with Redbox Entertainment Inc., a Delaware corporation (“Redbox”), RB First Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of the Company, RB Second Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, Redwood Opco Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, and Redwood Intermediate LLC, a Delaware limited liability company (“Opco LLC”), pursuant to which, as of the date hereof, a series of mergers occurred as a result of which the successors in interest to Redbox, Opco LLC became subsidiaries of the Company (the “Mergers”).

WHEREAS, in connection with the Mergers, pursuant to that certain Commitment Letter (the “Commitment Letter”), dated May 10, 2022, executed by HPS Investment Partners, LLC (acting through such of its affiliates, affiliated or managed funds and separately managed accounts as it deems appropriate, “HPSIP”), HPSIP has provided its commitment to provide a credit facility to the Company, in the manner and subject to the terms and conditions set forth in the Commitment Letter.

WHEREAS, as consideration for the commitments and agreements of HPSIP under the Commitment Letter, pursuant to the Commitment Letter, the Company has agreed to issue on the Effective Date to the Holders certain warrants (the “Warrants”), that upon exercise initially entitle the Holders thereof to purchase, in the aggregate, up to 1,011,530 shares (the “Shares”) of Class A common stock of the Company, par value $0.0001 per share (“Common Stock”), at the Exercise Price (as defined below), on the terms and conditions and subject to the adjustments provided for in this Agreement.

WHEREAS, the Company desires to enter into this Agreement to set forth the terms and conditions of the Warrants and the rights of the Holders thereof.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1.         Certain Defined Terms

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Section.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the preamble hereof.

“Board” means the board of directors of the Company.

“Business Day” means any date other than a Saturday or a Sunday or a day on which commercial banking institutions in New York City, New York are authorized or required by law to be closed.

“Cashless Exercise” has the meaning specified in Section 5(c)(ii) hereof.

“Commission” means the Securities and Exchange Commission.

“Common Stock” has the meaning specified in the preamble hereof.

“Company” has the meaning specified in the preamble hereof.

“Effective Date” has the meaning specified in the preamble hereof.

“Equity Interests” means, together, the Company’s outstanding shares of Common Stock, and outstanding shares of Class B common stock, par value $0.0001 per share.

“Exchange Act” means the Securities Exchange Act of 1938, as amended.

“Exercise Price” means $0.0001 per share, subject to adjustment as provided in Section 6 hereof.

“Expiration Date” has the meaning specified in Section 5(a) hereof.

“Holder” has the meaning specified in the recitals hereof.

“Market Price” means with respect to Common Stock or any Other Security (x) if the security is listed or quoted on the NASDAQ Global Market, New York Stock Exchange, or a U.S. national securities exchange, the arithmetic average of the VWAP of a share or single unit of such securities for the last five trading days on which such security traded (or such lesser number of trading days as such security has been listed, quoted or traded) immediately preceding the date of measurement, or (y) if the security is not listed or quoted on the NASDAQ Global Market, New York Stock Exchange, or a U.S. national securities exchange, but is listed in the over-the-counter market, the average of the reported closing bid and asked prices of such security on such dates (or, if no sale price is reported, the average of the high bid and low asked price for such date) in the over-the-counter market or a comparable system as shown by a system of automated dissemination of quotations of securities prices then in common use comparable to the National Association of Securities Dealers, Inc. Automated Quotations System, for the last five trading days on which such security traded (or such lesser number of trading days as such security has been listed, quoted or traded) immediately preceding the date of measurement; provided, however, that if there is otherwise no established trading market for such security, then “Market Price” means the value of such Common Stock or Other Security as determined in good faith by the Board.

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“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock.

“Other Securities” or “Other Security” means any stock (other than Common Stock) and other securities of the Company or any other Person that the Holder at any time shall be entitled to receive or shall have received, upon the exercise of the Warrants, in lieu of or in addition to Common Stock, or that at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust or other entity.

“Securities Act” has the meaning specified in the preamble hereof.

“Shares” has the meaning specified in the recitals hereof, as may be adjusted in accordance with Section 6 hereof.

“Valuation Firm” has the meaning specified in Section 15(a) hereof.

“VWAP” means for any trading day, the price for securities (including Shares) determined by the daily volume weighted average price per unit of securities for such trading day on the NASDAQ Global Market or New York Stock Exchange, as the case may be, in each case, for the regular trading session (including any extensions thereof, without regard to pre-open or after hours trading outside of such regular trading session), or if such securities are not listed or quoted on the NASDAQ Global Market, New York Stock Exchange, as reported by the principal U.S. national or regional securities exchange on which such securities are then listed or quoted, whichever is applicable, as published by Bloomberg at 4:15 p.m., New York City time (or 15 minutes following the end of any extension of the regular trading session), on such trading day.

“Warrant Register” has the meaning specified in Section 2(a) hereof.

“Warrant Shares” has the meaning specified in Section 3(a) hereof.

“Warrants” has the meaning specified in the recitals hereof.

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SECTION 2.         Registration.

(a)             Warrant Register. The Company shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book entry form, the Company shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Company by the Holder.

(b)             Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on a Physical Certificate made by anyone other than the Company), for the purpose of any exercise thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

SECTION 3.         Issuance of Warrants; Form, Execution and Delivery.

(a)             Issuance of Warrants. The Company hereby issues and delivers the Warrants in the amounts and to the recipients specified in Schedule 1 hereto. Each Warrant entitles the Holder, upon proper exercise and payment of the Exercise Price, to receive from the Company, subject to adjustment as provided herein, one duly authorized and validly issued share of Common Stock. The Shares (as provided pursuant to Section 6 hereof) and/or Other Securities deliverable upon proper exercise of the Warrants are referred to herein as the “Warrant Shares”. The number of Warrant Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Warrant Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

(b)             Form of Warrant. Each Warrant shall be issued in registered form only, and, if a physical certificate (a “Physical Certificate”) is issued, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance. All of the Warrants shall initially be represented by one (1) or more book-entry certificates (each, a “Book-Entry Warrant Certificate”).

SECTION 4.         Transfer or Exchange. The Warrants and the rights hereunder may be assigned or otherwise transferred by the Holder thereof, subject to compliance with all applicable federal or state securities laws. Any transferee of this Warrant or any portion hereof, by their acceptance of this Warrant, is deemed to agree to be bound by the terms and conditions of this Warrant. Subject to the conditions set forth in this Section 4, the Company shall from time to time, update Schedule 1 hereto and the Warrant Register to appropriately reflect any changes in ownership made pursuant to this Section 4.

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SECTION 5.         Duration and Exercise of Warrants.

(a)             Duration of Warrants. A Warrant may be exercised at the election of the Holder at any time and from time to time only during the period (the “Exercise Period”) commencing on the Effective Date and terminating at 5:00 p.m., New York City time on the date that is the five year anniversary of the Effective Date, provided that if such date is not a Business Day, on the next Business Day (the “Expiration Date”). Each outstanding Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date.

(b)             Each Warrant shall be exercisable upon payment of the Exercise Price for each such Share so receivable upon exercise of such Warrant and compliance with the procedures set forth in this Agreement.

(c)             Manner of Exercise.

(i)              Cash Payment. Subject to the provisions of this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Company (i) the Physical Certificate evidencing the Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, identification of the Warrants to be exercised on the records of the Company, (ii) an election to purchase (“Election to Purchase”) shares of Common Stock pursuant to the exercise of a Warrant, properly completed and executed by the Holder in the form presented on the reverse of the Physical Certificate attached hereto as Exhibit A, and (iii) payment in full of the Exercise Price (to be rounded up to nearest whole cent) for each full Warrant Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Warrant Shares and the issuance of such shares of Common Stock, by certified check or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated by the Company.

(ii)             Cashless Exercise. Each Holder shall have the right, in lieu of paying the Exercise Price in cash, to instruct the Company to pay the Exercise Price by reducing the number of Warrant Shares issuable pursuant to the exercise of the Warrants (the “Cashless Exercise”) in accordance with the following formula:

N = P ÷ M

where:

N = the number of Warrant Shares to be subtracted from the aggregate number of Warrant Shares issuable upon exercise of the Warrants;

P = the aggregate price which would otherwise be payable in cash for all of the Warrant Shares for which the Warrants are being exercised at the Exercise Price; and

M = the Market Price of a Warrant Share measured as of the Business Day immediately preceding the day the Company receives an Election to Purchase.

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If the Exercise Price exceeds the Market Price at the time of exercise, then no Warrant Shares will be issuable via the Cashless Exercise.

(d)             The number of Warrant Shares to be issued on such exercise will be determined by the Company in accordance with Section 5(c). For the avoidance of doubt, the number of Warrant Shares determined pursuant to the foregoing formula to be subtracted from the aggregate number of Warrant Shares issuable shall, if not a whole number, be rounded up to the nearest whole number.

(e)             Any exercise of a Warrant pursuant to the terms of this Agreement shall be irrevocable and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with its terms.

(f)             As promptly as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Exercise Price (if payment is pursuant to Section 5(c)(i)), and in any event within three (3) Business Days thereafter, the Company shall issue to the Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full Warrant Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of Warrant Shares as to which such Warrant shall not have been exercised. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Company, evidencing the balance of the Warrants remaining after such exercise. The Company agrees that the Warrant Shares so issued will be deemed to have been issued to the Holder as of the close of business on the date on which the Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant.

(g)             Notwithstanding any adjustment pursuant to Section 6 in the number of Warrant Shares purchasable upon the exercise of a Warrant, the Company shall not be required to issue Warrants to purchase fractions of Warrant Shares, or to issue fractions of Warrant Shares upon exercise of the Warrants, or to distribute certificates which evidence fractional Warrant Shares. If any fractional Warrant Shares would, except for the provisions of this Section 5(h), be issuable on the exercise of any Warrant (or specified portion thereof), the Company shall, pay an amount in cash equal to the fair market value of the Warrant Shares so issuable (as determined in good faith and on a reasonable basis by the Board with the prior written consent of the Holders (such consent not to be unreasonably withheld, conditioned or delayed)), multiplied by such fraction. If more than one Warrant shall be presented for exercise at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. All Warrants held by a Holder shall be aggregated for purposes of determining any such adjustment.

(h)             The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of Warrants; provided, that the Company shall not be required to pay any income or franchise tax incurred in connection with the exercise of the Warrants (whether payable by withholding or otherwise) or any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than the Holder of the Warrants underlying such Warrant Shares, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

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SECTION 6.         Adjustment of Number of Shares Purchasable or Number of Warrants. In order to prevent dilution of the rights granted under the Warrants, the number of Warrant Shares issuable upon exercise of Warrants shall be subject to adjustment from time to time as provided in this Section 6 (in each case, after taking into consideration any prior adjustments pursuant to this Section 6); provided, that if more than one subsection of this Section 6 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 6 so as to result in duplication:

(a)             Stock Dividends, Subdivisions and Combinations of Shares. If after the date hereof the number of outstanding shares of Common Stock is increased or decreased by a subdivision, combination or other reclassification of shares of Common Stock or a dividend or share distribution made with respect to the shares of Common Stock or any other securities in the form of shares of Common Stock issued by the Company, in each case payable in shares of Common Stock, then, in the case of such events, the amount of Common Stock issuable for each Warrant shall be increased or decreased, as applicable, in proportion to such increase or decrease, as applicable, in the outstanding shares of Common Stock.

(b)             Distributions and Repurchases. If after the date hereof the Company shall make or declare, or fix a record date for the determination of holders of shares of Common Stock entitled to receive, a dividend or any other distribution payable in securities of the Company, cash or other property, or engage in a redemption or repurchase of share of Common Stock (for cash, units or other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property, or any combination thereof) with a similar effect (excluding cash distributions made as a dividend payable out of earnings or out of surplus legally available for dividends under the laws of the jurisdiction of incorporation of the Company, and other than a dividend or distribution referred to in Section 6(a) (which shall be governed solely by such Section) each such event, a “Dividend”), then, and in each such event, provision shall be made (including setting aside of cash or other property, as applicable) so that the Holder (or any transferee, upon any transfer of the Warrants permitted hereunder) shall become entitled to receive upon exercise of its Warrants, such Dividend, the kind and amount of securities, cash or other property which the Holder would have been entitled to receive had the Warrants been exercised in full for the then applicable Warrant Shares on the date of such Dividend (or, to the extent the Company fixes a record date for such Dividend, on such record date).

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(c)             Adjustments for Reorganization, Reclassification, Mergers and Consolidations. In case the Company, after the date hereof, shall merge, consolidate or otherwise engage in a recapitalization, reclassification, reorganization, business combination, consolidation, statutory share exchange, sale of all or substantially all of its assets or similar event (any such transaction, a “Fundamental Transaction”), then proper provision shall be made so that, upon the basis and terms and in the manner provided in this Agreement, the Holders, upon the exercise of the Warrants at any time after the consummation of such Fundamental Transaction, shall be entitled to receive (at the aggregate Exercise Price in effect at the time of the Fundamental Transaction for all Common Stock or Other Securities issuable upon such exercise immediately prior to such consummation), in lieu of the Common Stock or Other Securities issuable upon such exercise prior to such consummation, the amount and kind of securities, cash or other property to which such Holder would have been entitled as a holder of Common Stock (or Other Securities) upon such consummation if such Holder had exercised the rights represented by the Warrants held by such Holder immediately prior thereto, subject to future adjustments (subsequent to such consummation) pursuant to Sections 6(a) and 6(b) (applied after giving effect to any adjustments necessary to reflect such Fundamental Transaction as the Board determines in good faith are equitable under such circumstances and are in form and substance reasonably satisfactory to the Holder). Notwithstanding anything to the contrary contained herein, with respect to any corporate event or other transaction contemplated by the provisions of this Section 6(c), the Holder shall have the right to elect prior to the consummation of such event or transaction, to give effect to the exercise rights contained in Section 5 instead of giving effect to the provisions contained in this Section 6(c) with respect to this Warrant.

(d)             Notice of Adjustment. Whenever the Warrant Shares issuable shall be adjusted as provided in this Section 6, the Company shall (i) cause a written notice setting forth any such adjustments, and in reasonable detail the method of calculation and the facts upon which such calculation is based to be sent to each Registered Holder appearing on the Warrant Register at its address appearing on the Warrant Register and (ii) update the Warrant Schedule.

(e)             No Change in Warrant Terms on Adjustment. Irrespective of any adjustments in the number of Warrant Shares (including any inclusion of Other Securities) issuable upon exercise, Warrants theretofore or thereafter issued may continue to express the same prices and number of Warrant Shares as are stated in the similar Warrants issuable initially, or at some subsequent time, pursuant to this Agreement, and the Exercise Price and such number of Warrant Shares issuable upon exercise specified thereon shall be deemed to have been so adjusted.

(f)             Record Date. For purposes of any adjustment to the number of Warrant Shares in accordance with this Section 6, if the Company fixes a record date (or a record date will otherwise occur) prior to the Expiration Date for the purpose of entitling its holders of Common Stock to (i) receive a dividend or other distribution payable in Common Stock or Options or (ii) subscribe for or purchase Common Stock or Options, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the date of the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(g)             Par Value. Notwithstanding anything to the contrary herein, in no event shall the Exercise Price be less than the par value of the Common Stock.

(h)             Certain Events. If any event of the type contemplated by this Section 6 but not expressly provided for by this Section 6 (including the granting of stock appreciation rights, phantom stock rights or other rights or options with equity features) occurs, then the Board and the Holders will jointly determine in good faith an appropriate adjustment in the number of Warrant Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with this Section 6.

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(i)             Treasury Shares. Shares of Common Stock at any time owned by the Company shall not be deemed to be outstanding for the purposes of any computation under this Section 6.

(j)             Successive Adjustments. Any adjustments made pursuant to this Section 6 will be made successively whenever an event referred to in this Section 6 occurs.

SECTION 7.         Representations, Warranties and Covenants of Holder.

(a)             Each Holder, by its acceptance of the Warrants: (a) represents, warrants and agrees that it (i) is experienced in evaluating and investing in securities, and the Warrants and any Warrant Shares issued upon exercise thereof are being acquired for its own account, for investment and not with a view to the distribution thereof within the meaning of the Securities Act, and such Holder is prepared to bear the economic risk of retaining such Warrants and the Warrant Shares, and (ii) is an “accredited investor” within the meaning of Rule 501 under the Securities Act; (b) acknowledges and agrees that the Warrants (including any Warrant Shares issued upon exercise thereof) have not been registered under the Securities Act or any state securities law, and such Holder may not sell or transfer any Warrants or Warrant Shares in the absence of an effective registration statement under the Securities Act or an exemption from registration thereunder; and (c) acknowledges, that such Holder has been given the opportunity to ask questions of, and receive answers satisfactory to it from, the Company concerning the business, finances and operations of the Company and (c) has not acquired the Warrants and the Warrant Shares issued upon exercise thereof as a result of any form of general solicitation or general advertising (as such terms are used in Rule 502 of Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio, television, the internet or other form of telecommunications, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

SECTION 8.         Representations, Warranties and Covenants of the Company. The Company hereby represents, covenants and agrees as follows:

(a)             The authorized capital stock of the Company consists of: (i) 140,000,000 shares of Common Stock and (ii) 20,000,000 shares of Class B common stock, par value $0.0001 per share and (iii) 40,000,000 shares of preferred stock, par value $0.0001 per share. As of the Effective Date: (A) 7,385,634 shares of Common Stock, 7,654,506 shares of Class B common stock and 3,974,563 shares of preferred stock (and designated as Series A 9.75% perpetual redeemable preferred stock) were issued and outstanding, respectively (not including shares held in treasury), (B) 2,354,538 additional shares of Common Stock were issued and held by the Company in its treasury and (C) no shares of preferred stock were issued and held by the Company in its treasury and no shares of Class B common stock were held by the Company in its treasury.

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(b)             Each Warrant is, and any Warrants issued in substitution for or replacement of any Warrant will, upon issuance, be duly authorized and validly issued. All Warrant Shares shall be duly authorized and, when issued upon such exercise of the Warrants, shall be duly and validly issued, and (if applicable) fully paid and nonassessable, free from any and all taxes, liens, charges, security interests, encumbrances and other restrictions and issued without violation (i) of any preemptive or similar rights of any stockholder of the Company and (ii) by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which the Warrant Shares may be listed at the time of such exercise.

(c)             The Company is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(d)             The Company has all requisite power and authority to enter into, and perform its obligations under, this Agreement and to issue all Warrant Shares required to be issued hereunder.

(e)             This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against it in accordance with its terms except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(f)             The execution, delivery and performance of this Agreement by the Company does not and will not conflict with, or result in breach of, any agreement, instrument, order, judgment, decree, law or governmental regulation to which it is subject.

(g)             The Company covenants that its issuance of Warrants hereunder shall constitute full authority to its officers who are charged with recording the shares of Common Stock in book entry form to issue and record the Warrant Shares in book entry form upon the valid exercise of Warrants hereunder. The Company shall take all such actions as may be necessary or appropriate to ensure that the Warrant Shares may be issued as provided herein without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Warrant Shares are listed or traded.

SECTION 9.         Mutilated or Missing Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

SECTION 10.         Merger, Consolidation, Etc. Notwithstanding anything contained herein to the contrary, the Company will not effect a Fundamental Transaction unless, prior to the consummation of such transaction, each Person (other than the Company) resulting from such Fundamental Transaction, if applicable, that may be required to deliver any Warrant Shares, cash or property upon the exercise of any Warrant as provided herein shall assume, by written instrument substantially similar in form and substance to this Warrant and reasonably satisfactory in good faith to the Holder, the obligations of the Company under this Agreement and under each of the Warrants, including, without limitation, the obligation to deliver such Warrant Shares, cash or property as may be required pursuant to Section 6 hereof or the certificate or articles of incorporation or other constituent document, and shall provide for adjustments equivalent to the adjustments provided for in Section 6 hereof.

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SECTION 11.         Reservation of Shares.

(a)             Reservation of Shares. The Company shall at all times reserve and keep available, free and clear from liens, security interests, charges and other encumbrances or restrictions on sale and free and clear of all from preemptive rights, out of its authorized but unissued shares of Common Stock (or out of authorized Other Securities), solely for issuance and delivery upon exercise of Warrants, the full number of Warrant Shares from time to time issuable upon the exercise of all Warrants and any other outstanding warrants, options or similar rights, from time to time outstanding.

SECTION 12.         Notification of Certain Events; Corporate Action. In the event of:

(a)             any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (excluding cash distributions made as a dividend payable out of earnings or out of surplus legally available for dividends under the laws of the jurisdiction of incorporation of the Company) or other distribution of any kind, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right or interest of any kind; or

(b)             (i) any capital reorganization of the Company, (ii) any reclassification of the capital stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a subdivision or combination), (iii) the consolidation or merger of the Company with or into any other Person (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any change in the shares of Common Stock), (iv) the sale or transfer of the properties and assets of the Company as, or substantially as, an entirety to another Person, or (v) an exchange offer for Common Stock (or Other Securities); or

(c)             the voluntary or involuntary dissolution, liquidation, or winding up of the Company;

the Company shall cause to be to each Registered Holder a notice, at its address appearing on the Warrant Register, specifying (x) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of any such dividend, distribution or right, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, or right are to be determined, and the amount and character of such dividend, distribution or right, or (y) the date or expected date on which any such reorganization, reclassification, consolidation, merger, sale, transfer, exchange offer, dissolution, liquidation or winding up is expected to become effective, and the time, if any such time is to be fixed, as of which holders of record of Common Stock (or Other Securities) shall be entitled to exchange their shares of Common Stock (or Other Securities) for the securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, exchange offer, dissolution, liquidation or winding up. Such notice shall be delivered not less than ten (10) calendar days prior to such date therein specified, in the case of any such date referred to in clause (x) of the preceding sentence, and not less than sixty (60) calendar days but no more than ninety (90) calendar days prior to such date therein specified, in the case of any such date referred to in clause (y) of the preceding sentence. Failure to give such notice within the time provided or any defect therein shall not affect the legality or validity of any such action.

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SECTION 13.         Severability. In the event that any one or more of the provisions contained herein or in the Warrants, or the application thereof in any circumstances, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions contained herein and therein shall not be affected or impaired thereby. Furthermore, subject to the preceding sentence, in lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms and commercial effect to such invalid, illegal or unenforceable provision as may be possible and be valid and enforceable.

SECTION 14.         No Rights as Stockholders; Limitations on Liability.

(a)             Other than as set forth in this Agreement (including in Section 6(b) hereof), prior to the exercise or conversion of any Warrants into Warrant Shares, the Warrants do not entitle the Holder or the owner of any beneficial interest in such Warrants to any rights as a stockholder of the Company, including, without limitation, any rights to vote, to receive dividends or other distributions, to exercise any preemptive right, or to receive notice as stockholders in respect of any meetings of stockholders.

(b)             Nothing in this Warrant will be construed as imposing any obligations or liabilities on the Holder to purchase any securities (other than upon exercise of this Warrant) or as a stockholder of the Company, whether such liabilities are asserted by the Company, creditors of the Company or any other third Persons.

SECTION 15.         Remedies.

(a)             Certain Disputes. If, with respect to the Market Price, if being determined pursuant to the proviso of clause (x) of such definition under Section 5(c)(ii), the Holders of a majority of the outstanding Warrants (on an as exercised basis at the time of such determination) object in writing to such determination and the Board and the Holders of a majority of the outstanding Warrants (on an as exercised basis at the time of such determination) are unable to come to an agreement in good faith within five (5) days after such written objection, such determination will be made by a nationally recognized investment banking, accounting or valuation firm jointly selected by the Board and the Holders of a majority of the outstanding Warrants (on an as exercised basis at the time of such determination) (the “Valuation Firm”). If such determination is being made under Section 5(c)(ii), in making such determination, the Valuation Firm will assume an orderly sale transaction between a willing buyer and a willing seller and use valuation techniques then prevailing in the securities industry. If such determination is being made under Section 5(c)(ii), it will be made without regard to the lack of liquidity of the Common Stock due to any restrictions (contractual or otherwise) applicable thereto or any discount for minority interests and will assume full disclosure of all relevant information and a reasonable period of time for effectuating such sale. The determination of the Valuation Firm will be final and conclusive, and the fees and expenses of the Valuation Firm will be borne by the Company.

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(b)             Remedies Cumulative. Except as set forth in Section 15(a), all remedies available under this Warrant, at law, in equity or otherwise will be deemed cumulative and not alternative or exclusive of other remedies, and the exercise by the Company or any Holder of a particular remedy will not preclude the exercise of any other remedy.

SECTION 16.         Notices to Company and Holders. All notices, requests, instructions, or other documents to be given or made by any party to the other shall be in writing (including by facsimile or other electronic means), and shall be deemed to have been duly given or made (a) on the date of delivery if delivered personally, or by electronic mail, upon confirmation of receipt, (b) on the second Business Day following the date of dispatch if delivered by a recognized next day courier service, , or (c) five Business Days after being deposited in the United States mail. All notices hereunder shall be delivered, if to a Holder, at such Holder’s address set forth Schedule A, or to such other address as such Holder may specify by written notice, and, if to the Company, at the address set forth below:

Chicken Soup for the Soul Entertainment, Inc.
132 E Putnam Ave

Cos Cob, CT 06807

Attention: William J. Rouhana, Jr.

Email: wrouhana@chickensoupforthesoul.com

With copies to:

Graubard Miller

The Chrysler Building

405 Lexington Ave

New York, NY 10174

Attention: David Alan Miller and Brian L. Ross

Email: dmiller@graubard.com; bross@graubardcom

SECTION 17.         Amendments and Waivers. This Agreement and the Warrants may be amended or their provisions waived by the Company only with the affirmative vote or written consent of the Holders holding at least a majority of the issued and outstanding Warrants.

SECTION 18.         Termination. This Agreement shall terminate on the Expiration Date or, if later, upon settlement of all Warrants (i) validly exercised prior to the Expiration Date and, (ii) if exercised pursuant to Section 5(c)(i) hereof, for which the Exercise Price was timely paid. Notwithstanding the foregoing, this Agreement will terminate on any earlier date when all Warrants have been exercised, or cancelled.

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SECTION 19.         Governing Law and Consent to Forum. The validity, interpretation and performance of this Agreement shall be governed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof. The parties hereto irrevocably consent to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in Wilmington, Delaware in connection with any action, suit or proceeding arising out of or relating to this Agreement, and each irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Nothing herein shall affect the right of any Person to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against the Company.

SECTION 20.         Waiver of Jury Trial. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights hereunder.

SECTION 21.         Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company and the Registered Holders (who are express third party beneficiaries of this Agreement) any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company and the Registered Holders.

SECTION 22.         Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

SECTION 23.         Headings. The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and in no way modify or restrict any of the terms or provisions hereof.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC.

By:	/s/ William J. Rouaha, Jr.
Name:	William J. Rouhana, Jr.
Title:	Chief Executive Officer

HOLDERS:

AIGUILLES ROUGES SECTOR B INVESTMENT FUND, L.P.
AMERICAN UNITED LIFE INSURANCE COMPANY
BRICKYARD DIRECT HOLDINGS, LP
BRICKYARD DIRECT LENDING FUND, L.P.
CACTUS DIRECT HOLDINGS, L.P.
CACTUS DIRECT LENDING FUND, L.P.
CORE SENIOR LENDING FUND (A-A), L.P.
CORE SENIOR LENDING FUND, L.P.
CORE SENIOR LENDING MASTER FUND (PB), L.P.
CSL FUND (PB) HOLDINGS C, L.P.
CSL FUND (PB) HOLDINGS, B, L.P.
CSL FUND (PB) HOLDINGS, L.P.
FALCON CREDIT FUND, L.P.
KITTY HAWK CREDIT FUND, L.P.
KITTY HAWK HOLDINGS, L.P.
LINCOLN INVESTMENT SOLUTIONS, INC.
MORENO STREET DIRECT LENDING FUND, L.P.
NDT SENIOR LOAN FUND, L.P.
PHILADELPHIA INDEMNITY INSURANCE COMPANY
PRIVATE LOAN OPPORTUNITIES FUND, L.P.
RED CEDAR FUND 2016, L.P.
RED CEDAR HOLDINGS, L.P.
RELIANCE STANDARD LIFE INSURANCE COMPANY
SANDLAPPER CREDIT FUND, L.P.
SLF 2016 INSTITUTIONAL HOLDINGS II, L.P.
SLF 2016 INSTITUTIONAL HOLDINGS, L.P.
SLF 2016-L HOLDINGS, L.P.
SPECIALTY LOAN FUND - CX-2, L.P.
SPECIALTY LOAN FUND 2016, L.P.
SPECIALTY LOAN FUND 2016-L, L.P.
SPECIALTY LOAN ONTARIO FUND 2016, L.P.
SPECIAL1TY LOAN VG FUND, L.P.
SWISS CAPITAL HPS PRIVATE DEBT FUND L.P.
TMD-DL HOLDINGS, LLC

By: HPS Investment Partners, LLC, its Investment Manager

By:	/s/ Vikas Keswani
Name:	Vikas Keswani
Title:	Managing Director